Exhibit 99.1

CONTACT:
Mark G. Foletta
Vice President Finance and
Chief Financial Officer
(858) 552-2200
www.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS FIRST QUARTER FINANCIAL RESULTS

San Diego, CA – April 28, 2004 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported a net loss of $37.3 million, or $0.40 per share, for the first quarter ended March 31, 2004, compared to a net loss of $30.8 million, or $0.34 per share, for the same period in 2003.  The Company’s operating activities used approximately $49.4 million of cash in the first quarter of 2004, compared to $46.5 million in the same period in 2003.

At March 31, 2004, the Company held cash, cash equivalents and short-term investments of approximately $221 million.  In April 2004, the Company issued $200 million aggregate principal amount of 2.5% convertible senior notes in a private offering.

“We finished the quarter on plan and achieved the first three of our corporate goals for 2004,” said Ginger L. Graham, Amylin’s President and Chief Executive Officer.  “In addition, we recently completed a $200 million offering of convertible notes, strengthening our ability to launch our two late-stage diabetes product candidates following approvals by the FDA.”

The Company reported revenues under its collaborative agreements with Eli Lilly & Co. for exenatide of $6.7 million for the quarter ended March 31, 2004 compared to $11.9 million for the same period in 2003.  Revenue in the current quarter consists primarily of cost-sharing amounts payable by Lilly for exenatide development expenses.

Research and development expenses for the quarter ended March 31, 2004 were $27.5 million, compared to $28.1 million in the same period in 2003.  The slight decrease reflects reduced development expenses for exenatide partially offset by increased costs associated with the advancement of Amylin’s earlier stage development programs.

Selling, general and administrative expenses for the quarter ended March 31, 2004 were $16.1 million, compared to $10.5 million in the same period in 2003.  The increase reflects increased pre-launch activities for exenatide and costs associated with an increased number of employees and associated infrastructure to support future product launches.

The Company continues to expect to use between $160 and $170 million of cash for its operating activities during 2004.  This assumes net cost-sharing payments to Amylin from Lilly to equalize exenatide U.S. development and pre-launch costs.  The Company does not expect significant milestone payments from Lilly in 2004.  SYMLIN® (pramlintide acetate) activities planned for 2004 will be focused primarily on support for ongoing open-label clinical studies and continued interactions with the FDA to clarify the specific requirements for SYMLIN approval.  The Company also plans to maintain its commercialization capabilities and continue its progress with earlier stage development programs.

Corporate milestones achieved by Amylin in the first quarter include initiation of the first Phase 2 study of AC137 (pramlintide) for obesity, the first Phase 1 study of AC162352 (PYY 3-36) for obesity, and a Phase 2 dose-proportionality study of exenatide LAR for type 2 diabetes.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  The Company’s actual results could differ materially from those discussed in this press release due to a number of factors, including risks and uncertainties that the Company may require more cash for operating activities than anticipated; risks and uncertainties inherent in our collaboration with and dependence upon Lilly; risks that the anticipated payments from Lilly will not be earned; risks and uncertainties in the FDA’s review of New Drug Applications (NDAs) generally; risks and uncertainties in FDA requirements for SYMLIN and exenatide approval; risks and uncertainties that FDA approval, if any, may be delayed and/or limited; risks and uncertainties regarding the drug discovery and development process; risks and uncertainties regarding the Company’s ongoing clinical studies, including the timing of results; the Company’s ability to commercialize its product candidates; and the Company’s ability to protect its intellectual property. These and other risks and uncertainties are described more fully in the Company’s most recently filed SEC documents, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, under the heading “Risk Factors Related to Our Business”.

(financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2004	December 31, 2003
	(unaudited)
Assets
Cash and cash equivalents	$40,336	$76,615
Short-term investments	180,893	193,161
Inventories	13,549	12,574
Other current assets	11,825	6,198
Property and equipment, net	14,270	13,691
Other assets	8,482	8,806
Total assets	$269,355	$311,045

Liabilities and stockholders’ equity
Accounts payable, accrued expenses and other current liabilities	$34,468	$41,118
Current portion of deferred revenue	4,286	4,286
Other long-term liabilities, net of current portion	2,764	2,196
Deferred revenue, net of current portion	24,158	25,229
Convertible senior notes	175,000	175,000
Stockholders’ equity	28,679	63,216
Total liabilities and stockholders’ equity	$269,355	$311,045

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Quarter Ended March 31,
	2004	2003
Revenue under collaborative agreements	$6,689	$11,885

Operating Expenses:
Research and development	$27,457	$28,122
Selling, general and administrative	16,088	10,515
Acquired in-process research and development	—	3,300
Total operating expenses	43,545	41,937
Operating Loss	(36,856)	(30,052)
Interest expense, net	(417)	(758)
Net loss	$(37,273)	$(30,810)

Net loss per share –basic and diluted	$(0.40)	$(0.34)
Shares used in computing net loss per share – basic and diluted	93,776	90,032

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Quarter Ended March 31,
	2004	2003
Operating activities:
Net loss	$(37,273)	$(30,810)
Adjustments to reconcile net loss to cash used for operating activities:
Non-cash expenses	1,428	2,277
Working capital changes	(13,566)	(17,982)
Net cash used for operating activities	$(49,411)	$(46,515)

Investing activities:

Purchases, sales and maturities of short-term investments, net	12,303	(101,770)
Purchases of equipment and increase in patents, net	(1,682)	(2,177)
Net cash provided by (used for) investing activities	10,621	(103,947)

Financing activities:
Proceeds from issuance of common stock, net	2,514	165,712
Principal payments on notes payable and capital leases	(3)	(139)
Net cash provided by financing activities	2,511	165,573

Increase (decrease) in cash and cash equivalents	(36,279)	15,111

Cash and cash equivalents at beginning of period	76,615	69,415
Cash and cash equivalents at end of period	$40,336	$84,526

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